   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 23, 1995


                                                       REGISTRATION NO. 33-60172
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ---------------------


                               AMENDMENT NO. 3

                                      TO

                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER

                          THE SECURITIES ACT OF 1933

                            ---------------------

                               USX CORPORATION
            (Exact name of registrant as specified in its charter)

                DELAWARE                                         25-0996816
     (State or other jurisdiction of                          (I.R.S. Employer
     incorporation or organization)                          Identification No.)

600 GRANT STREET, PITTSBURGH, PENNSYLVANIA                        15219-4776
 (Address of principal executive offices)                         (Zip Code)

                       TELEPHONE NUMBER (412) 433-1121
                                D. D. Sandman
                        GENERAL COUNSEL AND SECRETARY
                               USX CORPORATION
                               600 GRANT STREET
                     PITTSBURGH, PENNSYLVANIA 15219-4776
                                (412) 433-1117
          (Name, address and telephone number of agent for service)

================================================================================

- --------------------------------------------------------------------------------
                                   PROSPECTUS
- --------------------------------------------------------------------------------

         USX-U.S. STEEL GROUP COMMON STOCK DIVIDEND REINVESTMENT AND
                             STOCK PURCHASE PLAN
                               USX CORPORATION
                      USX-U.S. STEEL GROUP COMMON STOCK
                                ($1 PAR VALUE)

To the Holders of USX-U.S. Steel Group Common Stock:


    We are pleased to send you this Prospectus describing the USX-U.S. Steel Group Common Stock Dividend Reinvestment and Stock Purchase Plan as in effect beginning April 11, 1995. The Plan provides you with a simple and convenient method to purchase additional shares of USX-U.S. Steel Group Common Stock.


    Some of the significant features of the Plan are:

         -- You may purchase additional shares of Steel Stock at a price reflecting a discount initially of 3%.

         -- You may make such purchases through the reinvestment of quarterly dividends of up to $35,000 on your shares of Steel Stock. Dividends in excess of $35,000 may be reinvested with permission of USX.

         -- You may also make such purchases through monthly optional cash payments (minimum-$50) up to $5,000. Monthly cash payments in excess of $5,000 may be made with permission of USX and at a discount which will be from 0 to 3%.

         -- You will not be charged brokerage commissions for purchases made under the Plan.

         -- Holders of shares in broker or nominee name may participate in the Plan.

         -- Your recordkeeping will be simplified since you will receive periodic statements of your account.

         -- You may deposit shares held by you and registered in your name into the Plan and thereby avoid the need for safekeeping of certificates.

    This Prospectus contains complete information in an easy-to-read, question-and-answer format, and I urge you to read it carefully.

    Your participation is entirely voluntary, and you may begin or terminate your participation at any time. If you are already enrolled in the Plan, your enrollment will be continued unless you notify USX Corporation otherwise. If you wish to join the Plan or change your investment option, please complete and sign an Authorization Form and return it to USX Corporation.

    We hope you will find this Plan to be of interest. We believe it offers you an attractive way to increase your investment in Steel Stock.

                                          Sincerely,



                                          C. A. Corry
                                          Chairman, Board of Directors

                              ------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
             THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY
                     OR ADEQUACY OF THIS PROSPECTUS. ANY
                      REPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.

                              ------------------

February 23, 1995

                               TABLE OF CONTENTS


                                                                                         PAGE
                                                                                         ----
Available Information.................................................................     2
Documents Incorporated by Reference...................................................     2
USX Corporation.......................................................................     3
The Steel Stock.......................................................................     3
Summary of Plan.......................................................................     4
The Plan..............................................................................     6
     Purpose..........................................................................     6
     Participation Options............................................................     6
     Advantages and Disadvantages.....................................................     6
     Administration...................................................................     7
     Participation....................................................................     7
     Purchases........................................................................     9
     Optional Cash Payments and Reinvestment of Dividends.............................    11
     Costs............................................................................    13
     Federal Income Tax Consequences to Participants..................................    14
     Reports to Participants..........................................................    16
     Dividends on Plan Shares.........................................................    16
     Certificates for Shares..........................................................    16
     Other Information................................................................    17
Price Range of Steel Stock, Dividends and Dividend Policy.............................    20
Special Considerations................................................................    21
Management and Accounting Policies....................................................    24
Legal Opinions........................................................................    25
Experts...............................................................................    25
Underwriters..........................................................................    26
Glossary..............................................................................    27
Schedule I--List of Important Dates in 1995 and 1996..................................   S-1
Annex I--Summary of Common Stock......................................................   I-1

                             AVAILABLE INFORMATION

     USX Corporation ("USX") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy and information statements and other information, including the Registration Statement of which this Prospectus is a part, filed by USX can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, 75 Park Place, New York, New York 10007, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, such reports, proxy and information statements and other information are available for inspection at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, The Chicago Stock Exchange, 120 S. LaSalle Street, Chicago, Illinois 60603, and Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, on which stock exchanges the Steel Stock is listed.

                               ------------------

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by USX with the Securities and Exchange Commission are incorporated herein by reference:

     1. Annual Report on Form 10-K for the year ended December 31, 1993.

     2. Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1994.

     3. Current Reports on Form 8-K dated January 21, January 24, February 2, February 14, February 24 and April 26, 1994.

     4. The description of the Steel Stock contained in Registration Statement on Form 8-A filed on April 11, 1991.

     All documents filed by USX pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, and prior to the termination of any offering hereunder, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement.

     Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     USX WILL PROVIDE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED A COPY OF ANY OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (NOT INCLUDING THE EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO USX CORPORATION, 600 GRANT STREET, PITTSBURGH, PENNSYLVANIA 15219-4776, ATTENTION: SHAREHOLDER SERVICES, TELEPHONE (412) 433-4801.

                                USX CORPORATION


     The following discussion is a brief description of USX and is qualified in its entirety by reference to the documents incorporated herein under "Documents Incorporated by Reference". Readers of this Prospectus are encouraged to refer to such incorporated documents for a more complete description of USX.


     USX is a diversified company engaged in the steel business through its U.S. Steel Group, in the energy business through its Marathon Group and in the gas gathering and processing business through its Delhi Group.

     USX has three classes of common stock: USX-U.S. Steel Group Common Stock ("Steel Stock"), USX-Marathon Group Common Stock ("Marathon Stock") and USX-Delhi Group Common Stock ("Delhi Stock") (such three classes collectively, the "Common Stock"). Each class of Common Stock is intended to provide the stockholders of such class with a separate security reflecting the performance of the related group. Holders of Steel Stock, Marathon Stock and Delhi Stock are holders of common stock of USX and continue to be subject to all of the risks associated with an investment in USX and all of its businesses and liabilities.

     The U.S. Steel Group includes U.S. Steel, the largest integrated steel producer in the United States, which is primarily engaged in the production and sale of a wide range of steel mill products, coke and taconite pellets. The U.S. Steel Group also includes the management of mineral resources, domestic coal mining, engineering and consulting services and technology licensing. Other businesses that are part of the U.S. Steel Group include real estate development and management, fencing products and leasing and financing activities. U.S. Steel Group sales as a percentage of total consolidated USX sales were 31% in each of 1994 and 1993 and 28% in 1992.

     The Marathon Group includes Marathon Oil Company and certain other subsidiaries of USX. The Marathon Group is engaged in worldwide exploration, production, transportation and marketing of crude oil and natural gas; and domestic refining, marketing and transportation of petroleum products. Marathon Group sales (excluding sales from businesses now included in the Delhi Group) as a percentage of total consolidated USX sales were 66% in each of 1994 and 1993 and 69% in 1992.

     The Delhi Group includes Delhi Gas Pipeline Corporation and certain other subsidiaries which are engaged in the purchasing, gathering, processing, transporting and marketing of natural gas. Prior to establishment of the Delhi Group on October 2, 1992, these businesses were included in the Marathon Group. Sales from the businesses included in the Delhi Group as a percentage of total consolidated USX sales were 3% in each of 1994, 1993 and 1992.

     USX was incorporated in 1901 and is a Delaware corporation. Executive offices are located at 600 Grant St., Pittsburgh, PA 15219-4776 (tel: (412) 433-1121). The term "USX" when used herein refers to USX Corporation or USX Corporation and its subsidiaries, as required by the context.

                                THE STEEL STOCK

     The Steel Stock is intended to reflect the performance of the Steel and Related Businesses and other businesses which constitute the U.S. Steel Group. The Steel Stock is one of three classes of USX common stock, the others being Marathon Stock and Delhi Stock which are intended to reflect the performance of the Marathon Group and the Delhi Group, respectively. A portion of USX's corporate assets and liabilities are attributed to each of the U.S. Steel Group, the Marathon Group and the Delhi Group. For certain special considerations relating to the Common Stock, including dividend limitations and dividend policies affecting holders of Steel Stock, see "Special Considerations" and "Price Range of Steel Stock, Dividends and Dividend Policy." For information regarding accounting matters and policies affecting the Common Stock, see "Management and Accounting Policies."

                                SUMMARY OF PLAN

     The following summary description of the USX-U.S. Steel Group Common Stock Dividend Reinvestment and Stock Purchase Plan (the "Plan") is qualified by reference to the full text of the Plan which is set forth below. Terms used in the summary have the meanings attributed to them in the Plan. See "Glossary."

PURPOSE OF PLAN            The Plan provides owners of Steel Stock with a convenient and economical method of investing cash dividends paid on Steel Stock and optional cash payments in additional shares of Steel Stock at a discount from the market price and without payment of any brokerage commission or service charge.
PURCHASE PRICE             The price to be paid for shares of Steel Stock purchased under the
                           Plan will be a price reflecting an initial discount of 3% (subject to change at any time at the discretion of USX) from the market price for reinvestment of cash dividends and optional cash payments of up to $5,000 and a discount of 0 to 3% (the "Waiver
                           Discount") from the market price for the investment of optional cash payments in excess of $5,000.
                           The Plan provides that shares to be offered may be either newly issued shares or shares purchased on the open market. The Purchase
                           Price under the Plan, for newly issued shares, is the average of the daily high and low sales prices of the Steel Stock on the New
                           York Stock Exchange (the "NYSE") during a Pricing Period
                           consisting of the twelve Trading Days preceding the Investment
                           Date, and for shares purchased on the open market is the weighted average price paid for such shares, less in each case any discount then applicable under the Plan.
PLAN LIMITATIONS           Dividends which may be reinvested are subject to a limitation of
                           $35,000 per dividend payment date and optional cash which may be invested is subject to a minimum of $50 and a maximum of $5,000 per month. Reinvestment of dividends in excess of $35,000 and optional cash payments in excess of $5,000 may be made only pursuant to a written Request for Waiver accepted by USX.
OPTIONAL CASH PAYMENTS     With respect to optional cash payments in excess of $5,000, USX will establish a Waiver Discount and, if necessary, a minimum price applicable to the purchase of Steel Stock (the "Threshold
                           Price") each month two business days prior to the Record Date. The
                           Waiver Discount, which may vary each month between 0 and 3%, will be established in USX's sole discretion after a review of current market conditions, the level of participation and current and projected capital needs. For each Trading Day of the related twelve-day Pricing Period on which the Threshold Price is not satisfied, one-twelfth of a Participant's optional cash payment will be returned without interest.
                           Optional cash payments that do not exceed $5,000 and the
                           reinvestment of dividends in additional shares of Steel Stock will not be subject to the Waiver Discount or to the Threshold Price.
                           Optional cash payments of less than $50 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit, unless such limit has been waived, are subject to return to the Participant, without interest.

REQUEST FOR WAIVER         In deciding whether to approve a Request for Waiver, USX will consider relevant factors including, but not limited to, whether it is then selling authorized but unissued or treasury shares of
                           Steel Stock under the Plan or acquiring shares for the Plan through open market purchases or privately negotiated
                           transactions, USX's need for additional funds, the attractiveness of obtaining such additional funds by the sale of Steel Stock by comparison to other sources of funds, the Purchase Price likely to apply to any sale of Steel Stock, the Participant submitting the request, the extent and nature of such Participant's prior participation in the Plan, the number of shares of Steel Stock held of record by such Participant and the aggregate amount of such dividends and optional cash payments in excess of the allowable maximum amounts for which requests have been submitted by all Participants. If such requests are submitted for any
                           Investment Date for an aggregate amount in excess of the amount
                           USX is then willing to accept, USX may honor such requests in order of receipt, pro rata or by any other method which USX determines to be appropriate.
                           USX expects that, based upon current conditions, it will grant waivers of the limitations on reinvested dividends and optional cash purchase amounts if such waivers are requested. The number of shares that will be sold pursuant to the Plan will be increased to the extent it grants such requests. USX has no arrangements or understandings, formal or informal, with any person relating to the distribution of shares to be received pursuant to the Plan.
                           Broker-dealers, financial intermediaries and other persons who acquire shares of Steel Stock through the Plan and resell them shortly after acquiring them may be considered to be underwriters within the meaning of the Securities Act of 1933 (the "Securities
                           Act"). USX expects certain of such persons will acquire shares of
                           Steel Stock pursuant to the Plan and resell such shares in order to obtain the financial benefit of any discount then being offered under the Plan. As of December 31, 1994, there were 2,232,878 shares of Steel Stock authorized to be issued and registered under the Securities Act for offering pursuant to the Plan. Because USX currently expects to continue the Plan indefinitely, it expects to authorize for issuance and register under the Securities Act addi-
                           tional shares from time to time as necessary for purposes of the
                           Plan. See "Underwriters."

                                    THE PLAN


     The following questions and answers explain and constitute the USX--U.S. Steel Group Common Stock Dividend Reinvestment and Stock Purchase Plan ("Plan"), as in effect beginning April 11, 1995.


PURPOSE

1. What is the purpose of the Plan?

     The primary purpose of the Plan is to provide eligible holders of shares of Steel Stock with a convenient and economical method of investing cash dividends and optional cash payments in additional shares of Steel Stock without payment of any brokerage commissions or service charge in connection with purchases. Purchases of shares directly from USX pursuant to the Plan will provide USX with additional funds for the general business purposes of the U.S. Steel Group.

PARTICIPATION OPTIONS

2. What options are available under the Plan?

     If you are an eligible holder of Steel Stock and wish to become a participant in the Plan (a "Participant"), you may have dividends on all or a portion of your shares of Steel Stock automatically reinvested. You may not, however, have dividends in excess of $35,000 reinvested on any dividend payment date without the prior written approval of USX. If you wish, you may also make optional cash payments to purchase Steel Stock, subject to a minimum per month of $50 and a maximum per month of $5,000. USX may permit greater optional cash payments. (See Question 14.) You may make optional cash payments even if the dividends on your shares of Steel Stock are not being reinvested.

ADVANTAGES AND DISADVANTAGES

3. What are the advantages and disadvantages of the Plan?

   Advantages

     (A) Subject to the minimum and maximum amounts set forth in Question 2, the Plan provides you with the opportunity to reinvest your Steel Stock dividends automatically in additional shares of Steel Stock and to make monthly optional cash payments to purchase Steel Stock, all at a discount initially of three percent (as described in Question 12). USX in its discretion may at any time eliminate or change the discount effective immediately.

     (B) You pay no brokerage commissions in connection with your purchases under the Plan. (See Question 18.)

     (C) Your dividends and any optional cash payments will be fully invested because the Plan permits fractional shares to be credited to your Plan account. Dividends on such fractional shares, as well as on whole shares, will be reinvested in additional shares and such shares will be credited to your Plan account. (See Question 11.)

     (D) You will avoid the need for safekeeping of stock certificates for shares credited to your Plan account. (See Questions 4 and 11.)

     (E) You may submit Steel Stock certificates held by you and registered in your name for safekeeping within the Plan. (See Question 4.)

     (F) Participants who are Registered Owners may direct the Plan Administrator to sell or transfer all or a portion of the Participants shares held in the Plan. (See Questions 18, 26, 37 and 38).

     (G) Periodic statements reflecting all current activity, including purchases and latest balance, will simplify recordkeeping for Registered Owners. (See Question 22.)

   Disadvantages

     (A) Participants will not know the actual number of shares purchased until after the Pricing Period.
(See Question 11.)

     (B) The Purchase Price paid may exceed the price at which shares are trading on the Investment Date when the shares are issued. (See Question 12.)

     (C) Execution of sales of shares held in the Plan may be subject to delay. (See Question 26.)

     (D) No interest will be paid on funds held by USX pending reinvestment or investment. (See Questions 12, 16 and 17.)

     (E) Shares deposited in a Plan account may not be pledged. (See Question
32.)

     (F) That portion of optional cash payments in excess of the allowable monthly maximum amount for which a written waiver has not been obtained will not be returned until after the end of the Pricing Period. (See Questions 14 and 17.)

ADMINISTRATION

4. Who administers the Plan for Participants?


     USX currently administers the Plan, keeps records, sends statements of account to you and performs other duties related to the Plan. Shares purchased for you through the Plan or deposited by you for safekeeping in the Plan (collectively "Plan Shares") will be registered and held in the name of USX as agent until a written request is received from you for the sale of or issuance of certificates for all or part of your Plan Shares. (See Question 24.) USX also acts as dividend disbursing and transfer agent for the Steel Stock. USX may appoint a different administrator for the Plan at any time. USX believes that its serving as administrator rather than a registered broker/dealer or federally insured banking institution poses no material risk to Participants.


PARTICIPATION

5. Who is eligible to participate?

     You are an eligible holder of Steel Stock and may therefore participate in the Plan if you qualify as either of the following: (a) you are a shareholder whose shares of Steel Stock are registered on the stock transfer books of USX in your name (a "Registered Owner") or (b) you are a shareholder who has beneficial ownership of shares of Steel Stock that are registered in a name other than your name (e.g., in the name of a broker, bank or other nominee) (a "Beneficial Owner"). A Registered Owner may participate in the Plan directly. If you are a Beneficial Owner, you must either become a Registered Owner by having such shares transferred into your own name, or make arrangements with your broker, bank or other nominee to participate in the Plan on your behalf. USX reserves the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities which cause aberrations in the composite trading volume of Steel Stock.

     You are not eligible to participate in the Plan if you reside in a jurisdiction in which it is unlawful for USX to permit your participation.

6. Is partial participation possible under the Plan?

     Yes. If you elect to have dividends on your shares of Steel Stock reinvested under the Plan, such reinvestment may be made with respect to any number of shares of Steel Stock which are registered in your name. In addition, a broker, bank or nominee holding Steel Stock for more than one Beneficial Owner may participate in the Plan on behalf of less than all such Beneficial Owners. The dividends on all Plan Shares, however, will be automatically reinvested.

7. How does an eligible holder of Steel Stock participate or change options under the Plan?

     If you are a Registered Owner of Steel Stock, you may join the Plan by signing an Authorization Form and returning it to:

              USX Corporation
              Shareholder Services
              600 Grant Street, Room 611
              Pittsburgh, PA 15219-4776
              (Telephone: (412) 433-4801)

An Authorization Form may be obtained at any time by request to USX at the same address. Once enrolled in the Plan, you will continue to be enrolled without further action on your part. You may change your investment option at any time by completing, signing and returning a new Authorization Form to USX. If your shares are registered in more than one name (e.g., joint tenants, trustees, etc.), all Registered Owners, including fiduciaries, must sign the Authorization Form exactly as their names appear on the account registration.

     If you are a Beneficial Owner who wishes to participate in the Plan, you must instruct the broker, bank or nominee in whose name your shares are registered to complete and sign the Authorization Form and return it to USX. In certain situations where the broker, bank or nominee holds shares of a Beneficial Owner in the name of a securities depository, a Broker and Nominee Form ("B/N Form") may be required to participate in the Plan. (See Question 13.)

     If you are a current Participant in the Plan and wish to continue in the Plan, you do not need to complete and return a new Authorization Form unless you wish to change your investment option.

8. When may an eligible shareholder join the Plan?

     An eligible holder of Steel Stock may join the Plan at any time. Reinvestment of dividends will start with the next dividend payment date after receipt of an Authorization Form, provided it is received by USX on or before the record date for that dividend; otherwise, reinvestment of dividends will begin with the next following dividend payment date. See Questions 13 and 16 for information on making an optional cash payment and the timing of such payment.

     The Board of Directors normally considers dividend action on the last Tuesday of each January, April, July and October, with record dates for such dividends in the months of February, May, August and November. The dividend payment dates normally occur on the tenth day of March, June, September and December, but if any such day falls on a Sunday, the dividend is usually paid on the preceding day. The attached Schedule I shows the expected dates for 1995 and 1996 (the actual dates will be determined by the Board).

     You will remain a Participant in the Plan until you withdraw from the Plan or the Plan is terminated. (See Question 26 regarding withdrawal from the Plan and Question 43 regarding termination of the Plan.)

9. What does the Authorization Form provide?

     The Authorization Form appoints USX as your agent for purposes of the Plan. It also directs USX to apply to the purchase of additional shares of Steel Stock all of the cash dividends on (i) the number of shares of Steel Stock held by you on the applicable record date and designated by you to be included in the Plan and (ii) all whole and fractional shares of Steel Stock which have been credited to your Plan account through the reinvestment of dividends, purchases with optional cash payments and through certificate deposit. The Authorization Form also directs USX to purchase additional shares of Steel Stock with any optional cash payments that may be made by you and to reinvest automatically all subsequent cash dividends on Plan Shares. Cash dividends will continue to be reinvested on all Plan Shares until you withdraw from the Plan or the Plan is terminated. No dividend payable in any manner other than cash will be reinvested pursuant to the Plan. (See Questions 39 and 40 concerning stock dividends, stock splits and rights offerings.)

     The Authorization Form provides for the purchase of additional shares of Steel Stock through the following investment options:

     (A) "Full Dividend Reinvestment"

          This option directs USX to invest in accordance with the Plan cash dividends on all shares of Steel Stock held by you and on all whole and fractional Plan Shares. This option also permits you to make optional cash payments and directs USX to apply such payments to the purchase of additional shares of Steel Stock in accordance with the Plan.

     (B) "Partial Dividend Reinvestment"

          This option directs USX to invest in accordance with the Plan cash dividends on that number of whole shares of Steel Stock held by you which are designated in the appropriate space on the Authorization Form and on all whole and fractional Plan Shares. This option also permits you to make optional cash payments and directs USX to apply such payments to the purchase of additional shares of Steel Stock in accordance with the Plan.

     (C) "Optional Cash Payments Only"

          This option permits you to make optional cash payments and directs USX to apply such payments to the purchase of additional shares of Steel Stock in accordance with the Plan. If this option is selected, you will continue to receive cash dividends on shares held by you, and USX will apply only optional cash payments received for the purchase of additional Steel Stock. Once purchased pursuant to the Plan, additional shares of Steel Stock will be credited to your Plan account and will be considered Plan Shares. As Plan Shares, the cash dividends on such shares will be automatically reinvested in additional shares of Steel Stock. If you wish to receive payment of cash dividends on Plan Shares, you must withdraw such shares from the Plan by written notification to USX at the address set forth in Question 7.

     IF YOU RETURN AN AUTHORIZATION FORM BUT MAKE NO SELECTION, YOU WILL BE ENROLLED AS HAVING SELECTED FULL DIVIDEND REINVESTMENT. In all cases, cash dividends on all Plan Shares will be reinvested in accordance with the Plan, including cash dividends on such shares purchased with optional cash payments.

PURCHASES

10. How are shares of Steel Stock purchased under the Plan?

     USX will apply reinvested dividends and optional cash payments to purchase shares of Steel Stock for Participants directly from USX, through open market purchases or through privately negotiated transactions.

Shares purchased directly from USX will consist of authorized but unissued shares or shares held in USX's Treasury account. In the event that shares are not purchased from USX, an independent agent (who will be either a broker/dealer or a bank) will purchase shares for Participants on any securities exchange where the Steel Stock is traded, in the over-the-counter market or in privately negotiated transactions. Neither USX nor any Participant shall have any authority or power to direct the time or price at which shares may be purchased on the open market, or the selection of the broker or dealer through or from whom purchases are to be made.

11. How many shares will be purchased for Participants?

     The number of shares that will be purchased for your account will depend on the amount of any dividends and any optional cash payments and the applicable Purchase Price of Steel Stock. See Question 12. Your Plan account will be credited with the number of shares (including any fractional share computed to three decimal places) that results from dividing the amount of dividends and any optional cash payment to be invested for you by the applicable Purchase Price. The amount of dividends for purposes of this computation will include cash dividends paid on the shares of Steel Stock held by you with respect to which you are participating and all Plan Shares in your Plan account, whether purchased with reinvested dividends or with your optional cash payments or deposited by you for safekeeping.

     The Plan will not affect USX's dividend policy for Steel Stock nor does it constitute a guarantee of future dividends. Such dividend policy and the amount of dividends, if any, will continue to be determined by the Board of Directors based primarily upon the financial condition and results of operations of the U.S. Steel Group.

12. When and at what price will shares of Steel Stock be purchased under the Plan?

     When will shares be purchased? If USX is then selling authorized but unissued or treasury shares, dividends and optional cash payments will be reinvested or invested, as the case may be, on the dividend payment date during a month in which a cash dividend is paid (see Question 8) and, in any other month, will be the tenth calendar day of such month (in either case, the "Investment Date"). However, if either the dividend payment date or such tenth day falls on a date when the NYSE is closed, the Investment Date will be the first day following on which the NYSE is open.

     If shares are acquired for the Plan through open-market or privately negotiated transactions, for the purpose of making purchases, all dividends and all optional cash payments will be applied to the purchase of Steel Stock pursuant to the Plan as soon as practicable on or after the applicable Investment Date.

     NO INTEREST WILL BE PAID ON FUNDS HELD BY USX PENDING REINVESTMENT OR INVESTMENT.

     What is the Purchase Price? Shares purchased directly from USX under the Plan with reinvested dividends and optional cash payments will be acquired at a price to you, computed to three decimal places, obtained by averaging the daily high and low sales prices of Steel Stock on the NYSE for the twelve Trading Days (as defined below) immediately preceding the relevant Investment Date and subtracting from such average the appropriate discount then applicable under the Plan. A "Trading Day" means a day on which trades of the Steel Stock are reported on the NYSE and the period encompassing the twelve Trading Days immediately preceding a relevant Investment Date is the relevant "Pricing Period".

     Shares purchased under the Plan through open-market purchases or privately-negotiated transactions with either reinvested dividends or optional cash payments will be acquired as soon as practicable on or after the applicable Investment Date at a price to you, computed to three decimal places, of the weighted average price paid for such shares by USX and subtracting from such average the appropriate discount then applicable under the Plan. (See Question 14 for a discussion of the Waiver Discount and Threshold Price limit applicable to optional cash purchases in excess of $5,000.)

OPTIONAL CASH PAYMENTS AND REINVESTMENT OF DIVIDENDS

13. How do optional cash payments work?

     Each month, USX will apply any optional cash payment in good funds timely received from you to the purchase of Steel Stock for your account on the relevant Investment Date or, if shares are acquired through open-market or privately negotiated transactions, as soon as practicable on or after the Investment Date. (See Question 16 and Schedule I regarding the key dates for optional cash payments and the timely receipt of such payments.)

     All Registered Owners of Steel Stock, including brokers, banks and nominees with respect to shares registered in their name on behalf of a Beneficial Owner (discussed below), who have submitted a signed Authorization Form are eligible to make optional cash payments at any time. A broker, bank or nominee, as holder on behalf of a Beneficial Owner, may utilize an Authorization Form for optional cash payments unless it holds the shares in the name of a securities depository. In the event a broker, bank or nominee holds shares of a Beneficial Owner in the name of a securities depository, optional cash payments must be accompanied by a Broker and Nominee form ("B/N Form").

     The B/N Form provides the sole means whereby a broker, bank or other nominee holding shares on behalf of a Beneficial Owner in the name of a securities depository may invest optional cash payments on behalf of such Beneficial Owner. In such case, the broker, bank or other nominee must use a B/N Form for transmitting optional cash payments on behalf of the Beneficial Owner. A B/N Form must be delivered to USX at the address specified in Question 7 each time that such broker, bank or other nominee transmits optional cash payments on behalf of a Beneficial Owner. B/N Forms will be furnished by USX upon request.

     Optional cash payments may not be withdrawn except as provided in the Plan. (See Question 17.)

14. What are the limitations on reinvestment of dividends and optional cash payments and how are waivers obtained?

     Minimum/Maximum Limits. For any dividend payment date, the amount of dividends that may be reinvested in additional shares of Steel Stock is limited to $35,000. For any Investment Date, your optional cash payments are subject to a minimum of $50 and a maximum of $5,000. See Questions 12 and 16 regarding the determination of Investment Dates for optional cash payments. Optional cash payments of less than $50 and that portion of any optional cash payment which exceeds the allowable monthly maximum amount will be returned to you without interest, except as noted below.

     Request for Waiver. Reinvestment of Dividends in excess of $35,000 and optional cash payments in excess of $5,000 may be made only pursuant to a written Request for Waiver accepted by USX. If you wish to reinvest dividends in excess of $35,000 for any dividend payment date or to submit an optional cash payment in excess of $5,000 for any Investment Date, you must obtain the prior written approval of USX and a copy of such written approval must accompany any such optional cash payment. Requests for such approval should be directed to USX at (412) 433-4707. It is solely within USX's discretion as to whether any such approval for the reinvestment of dividends or optional cash payments in excess of the allowable maximum amounts will be granted. In deciding whether to approve such a request, USX will consider relevant factors including, but not limited to, whether it is then selling authorized but unissued or treasury shares of Steel Stock under the Plan or acquiring shares for the Plan through open market purchases or privately negotiated transactions, USX's need for additional funds, the attractiveness of obtaining such additional funds by the sale of Steel Stock by comparison to other sources of funds, the Purchase Price likely to apply to any sale of Steel Stock, the Participant submitting the request, the extent and nature of such Participant's prior participation in the Plan, the number of shares of Steel Stock held of record by such Participant and the aggregate amount of such dividends and optional cash payments in excess of the allowable maximum amounts for which requests have been submitted by all Participants. If such requests are submitted for any Investment Date for an aggregate amount in excess of the amount USX is then willing to accept, USX may honor such requests in order of receipt, pro rata or by any other method which USX determines to be appropriate.

     Waiver Discount and Threshold Price Limit. Each month, two business days prior to the Record Date, USX will establish the Waiver Discount and the Threshold Price, if any, applicable to optional cash payments in excess of $5,000. The Waiver Discount, which may vary each month between 0 and 3%, will be established in USX's sole discretion after a review of current market conditions, the level of participation and current and projected capital needs.


     Notwithstanding anything contained herein to the contrary, USX will establish for each Pricing Period a minimum price applicable to the purchase of Steel Stock with optional cash payments in excess of $5,000. (the "Threshold Price"). The Threshold Price, if any, will be established by USX two business days prior to the Record Date. The Threshold Price will be established at USX's sole discretion after a review of current market conditions and other relevant factors. You may obtain the Waiver Discount and Threshold Price by telephoning USX at (412) 433-4707. The Threshold Price will be a stated dollar amount that the average of the high and low sale prices on the NYSE for a Trading Day of the Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day of the Pricing Period, then that Trading Day and the trading prices for that day will be excluded from the Pricing Period and the determination of the Purchase Price. A day will also be excluded from the Pricing Period and the determination of the Purchase Price if there are no trades of Steel Stock reported on the NYSE for such day. Thus, for example, if the Threshold Price is not satisfied for three of the twelve Trading Days, then the Purchase Price will be based upon the remaining nine Trading Days for which the Threshold Price was satisfied.


     Each Trading Day of a Pricing Period for which the Threshold Price is not satisfied or each day for which there are no trades of Steel Stock reported on the NYSE will cause the return of a portion of your optional cash payment. The returned amount will equal one-twelfth of the total amount of the optional cash payment in excess of $5,000 for each Trading Day that the Threshold Price is not satisfied or for each day no such sales are reported. Thus, for example, if the Threshold Price is not satisfied or no such sales are reported for three Trading Days, 3/12 (i.e., 25%) of your optional cash payments will be returned without interest to you.

     The Threshold Price and return procedure discussed above apply only to optional cash payments in excess of $5,000 and not to the reinvestment of dividends.

15. What if a Participant has more than one account?

     For the purpose of the limitations discussed in Question 14, USX may aggregate all reinvested dividends and optional cash payments for Participants with more than one account using the same Social Security or Taxpayer Identification Number. For Participants unable to supply a Social Security or Taxpayer Identification Number, their participation may be limited by USX to only one Plan account.

     Also for the purpose of such limitations, all Plan accounts which USX believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless USX has determined that reinvestment of dividends and investment of optional cash payments for each such account would be consistent with the purposes of the Plan, USX will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts. (See Question 14.)

16. What are the important dates to remember for optional cash payments?

     Optional cash payments are invested each month. For optional cash payments made in a monthly period when dividends are paid, the record date and Investment Date are the same as those for dividend reinvestments; for optional cash payments made in a monthly period when dividends are not paid, the record date will be two business days immediately preceding the first day of the Pricing Period and the Investment Date will be the tenth calendar day of the month, except that if either the dividend payment date or such tenth day falls on a date when the NYSE is closed, the first day following such day on which the NYSE is open shall be the Investment Date. (See Questions 8 and 12.)

     See the attached Schedule I for the important dates expected to be applicable for Plan participation in 1995 and 1996.


     USX MUST BE IN RECEIPT OF GOOD FUNDS ON OR BEFORE THE BUSINESS DAY IMMEDIATELY PRECEDING THE FIRST DAY OF THE RELATED PRICING PERIOD IN ORDER FOR SUCH FUNDS TO BE INVESTED ON THE NEXT INVESTMENT DATE. NO INTEREST WILL BE PAID BY USX ON OPTIONAL CASH PAYMENTS OR DIVIDENDS HELD PENDING INVESTMENT. THEREFORE, ALTHOUGH OPTIONAL CASH PAYMENTS MAY BE MADE AT ANY TIME, IT IS SUGGESTED YOU TRANSMIT SUCH PAYMENTS SHORTLY BEFORE A PRICING PERIOD. Payments may be made by check or money order made payable to "USX Corporation-- U.S. Steel Group." Other forms of payment may be made, but only if approved in writing in advance by USX.



     In order for optional cash payments to be invested on the Investment Date, in addition to the receipt of good funds, USX must be in receipt of an Authorization Form or a B/N Form, as appropriate. (See Questions 7 and 13.)


17. Under what circumstances will optional cash payments be returned?


     Since optional cash payments must be received by USX by the close of business on the business day immediately preceding the first day of a Pricing Period, any payments received after such day but before the related Investment Date will be promptly returned to you without interest.


     Optional cash payments of less than $50 and that portion of any optional cash payment which exceeds the allowable maximum amount will be returned promptly without interest. (See Question 14 regarding minimum/maximum monthly purchase limits and the return of payments if those limits are not satisfied). In addition, a portion of each optional cash payment received will be returned for each Trading Day of the applicable Pricing Period that does not meet the Threshold Price or for which there are no trades in Steel Stock reported on the NYSE. See Question 14 regarding Threshold Price and the return of such payments if the Threshold Price is not satisfied.

COSTS

18. Are there any expenses to Participants in connection with purchases or sales under the Plan?

     There are no brokerage commissions charged to you upon the purchase of shares. See Question 19 regarding certain tax consequences. If, however, you request USX to sell your Plan Shares, any brokerage commission and any applicable taxes incurred will be deducted from the proceeds of that sale paid to you.

FEDERAL INCOME TAX CONSEQUENCES TO PARTICIPANTS

19. What are the Federal income tax consequences of participation in the Plan?

     Dividend Reinvestment. A Participant in the Plan will be treated for Federal income tax purposes as having received, on the Investment Date, a dividend in an amount equal to the fair market value on such Investment Date of the shares acquired with reinvested dividends. The fair market value of the shares acquired will be equal to 100 percent of the average of the high and low sales prices of Steel Stock as reported on the New York Stock Exchange composite tape on the Investment Date. The fair market value on the Investment Date may differ from the Purchase Price. The tax basis of shares acquired with reinvested dividends will equal the fair market value on the Investment Date of such shares.

     Optional Cash Payments. A Participant in the Plan will be treated for Federal income tax purposes as having received, on the Investment Date, a dividend equal to the excess, if any, of the fair market value on such Investment Date of the shares acquired with an optional cash payment over the amount of the optional cash payment. The fair market value of shares acquired with an optional cash payment under the Plan will be equal to 100 percent of the average of the high and low sales prices of Steel Stock as reported on the New York Stock Exchange composite tape on the Investment Date. The fair market value on the Investment Date may differ from the Purchase Price. The tax basis of shares acquired with an optional cash payment will equal the amount of the optional cash payment plus the excess, if any, of the fair market value of the shares purchased over the amount of the optional cash payment.

     Additional Information. A Participant's holding period for shares acquired pursuant to the Plan will begin on the day following the Investment Date.

     A Participant's dividend income will include any brokerage commissions which are not paid by the Participant but which are incurred by USX in connection with open-market or privately negotiated purchases of Steel Stock on behalf of the Participant. A Participant's basis in the shares so purchased will be increased by the amount of any brokerage commissions included in the dividend income of the Participant.

     A Participant will not realize any taxable income upon receipt of certificates for whole shares credited to the Participant's account, either upon the Participant's withdrawal of certain of those shares or upon withdrawal from participation in, or termination of, the Plan. Gain or loss will be recognized, however, when the Participant sells or exchanges shares previously received. A Participant must recognize gain or loss upon receipt of a cash payment for a fractional share equivalent credited to the Participant's account upon withdrawal from participation in, or termination of, the Plan. In either event, the amount of gain or loss will be the difference between the amount that the Participant received for the shares or fractional share equivalent and the tax basis therefor.

     In the case of corporate shareholders, dividends may be eligible for the dividends-received deduction.

     The following examples may be helpful to illustrate the Federal income tax consequences of both the reinvestment of dividends and purchases with optional cash payments. The examples assume the fair market value on the Investment Date of the shares of Steel Stock to be greater than the Purchase Price. The examples also assume the shares of Steel Stock are shares purchased directly from USX under the Plan and that the applicable discount is three percent.

    EXAMPLE 1--DIVIDEND REINVESTMENT
    Cash dividends reinvested......................................               $ 100.00
    Assumed price per share during the Pricing Period*.............    $34.00
    Less: 3% discount per share....................................     (1.02)
                                                                      -------
    Purchase Price per share.......................................    $32.98
    Number of shares purchased ($100.00/$32.98)....................      3.032
    Assumed fair market value per share on the Investment Date*....    $35.00
    Total taxable dividend resulting from transaction ($35.00 X
      3.032).......................................................               $ 106.12
                                                                                  ========
    EXAMPLE 2--OPTIONAL CASH PAYMENT
    Optional cash payment..........................................               $ 100.00
    Assumed price per share during the Pricing Period*.............    $34.00
    Less: 3% discount per share....................................     (1.02)
                                                                      -------
    Purchase Price per share.......................................    $32.98
    Number of shares purchased ($100.00/$32.98)....................      3.032
    Assumed fair market value per share on the Investment Date*....    $35.00
    Fair market value of shares received ($35.00 X 3.032)..........               $ 106.12
    Less: Optional cash payment....................................                (100.00)
                                                                                  --------
    Total taxable dividend resulting from transaction..............               $   6.12
                                                                                  ========
    ---------

     * These amounts are assumed for illustrative purposes only, and will vary with the market price of the Steel Stock.


     The foregoing summary is based upon an interpretation of current Federal income tax law including published rulings of the Internal Revenue Service. USX intends to follow the published rulings and report taxable dividends to shareholders resulting from discounts on optional cash payments as outlined in Example 2 above. However, Participants should be aware that the Internal Revenue Service has taken a position in a recent private letter ruling that a shareholder may not realize taxable dividend income as a result of a discount on an optional cash payment provided that the shareholder did not reinvest more than a de minimis amount of its dividends in a dividend reinvestment plan. Participants should consult their own tax advisors, however, to determine particular tax consequences, including state, local and foreign tax consequences, which may result from participation in the Plan and any subsequent disposal of shares acquired pursuant to the Plan.


20. How are income tax withholding provisions applied to Participants in the Plan?

     If you, as a Participant in the Plan, fail to provide and certify your Federal Taxpayer Identification Number or Social Security number to USX, you may be subject to a withholding tax on dividend income, proceeds from the sale of a fractional share equivalent and proceeds from the sale of shares held in the Plan. If withholding is required on dividend income, USX will reinvest dividends net of the amount of tax withheld.

21. How are income tax withholding provisions applied to foreign shareholders?

     The amount of dividends to be reinvested for foreign Participants whose dividends are subject to withholding is reduced by the tax withheld.

     Optional cash payments received from foreign Participants must be in United States dollars and are invested the same way as such payments from other Participants. Any fees deducted by a bank will result in a smaller net investment.

REPORTS TO PARTICIPANTS

22. What reports will be sent to Participants in the Plan?

     As soon as practical after each purchase of Steel Stock under the Plan for your account, a statement of account will be mailed to you, normally within ten business days following the Investment Date. These statements are your continuing record of current activity and the cost of purchases for your account and should be retained for tax purposes. In addition, you will receive copies of communications sent to all holders of Steel Stock, including the U.S. Steel Group Annual Report and USX's Notice of Annual Meeting of Stockholders and Proxy Statement. You will receive information needed for reporting your dividend income for Federal income tax purposes. The number of shares credited to your Plan account will be shown on each periodic statement of your account. A pre-paid fee of $5.00 for each year for which information is requested, up to a maximum of $25.00, must accompany any request for cost basis or sales information concerning your Plan Shares. In order to avoid having to pay the fee, you should retain the statements of account sent to you by USX.

     ALL CORRESPONDENCE AND NOTICES TO YOU WILL BE SENT TO YOU AT YOUR LAST ADDRESS OF RECORD WITH USX UNDER THE PLAN. YOU SHOULD NOTIFY USX PROMPTLY IN WRITING OF ANY CHANGE OF ADDRESS. (SEE QUESTION 7 FOR THE USX ADDRESS.)

DIVIDENDS ON PLAN SHARES

23. Will Participants be credited with dividends on shares held in their accounts under the Plan?

     Yes. Dividends on all shares of Steel Stock, including fractional shares, credited to your Plan account, whether such shares were purchased with reinvested dividends or with optional cash payments or deposited by you for safekeeping, will be automatically reinvested in additional shares of Steel Stock until such shares are withdrawn from your Plan account.

CERTIFICATES FOR SHARES

24. Will certificates be issued for shares purchased?

     No. Certificates will not be issued to you for shares credited to your Plan account unless you request USX in writing to do so, you withdraw from the Plan or the Plan is terminated. Shares purchased through the Plan will be credited to your Plan account, but they will not be registered in your name. Plan Shares will be registered in the name of USX as agent and credited to your Plan account.

     At any time, you may request in writing that USX send you a certificate for all or part of the whole number of shares credited to your Plan account. This request should be mailed to USX at the address set forth in Question 7. Any remaining whole and fractional Plan Shares will continue to be credited to your Plan account. Certificates for fractional shares will not be issued under any circumstances. Certificates for shares will normally be issued within ten business days of receipt by USX of a written request.

25. In whose name will certificates be registered when issued to Participants?

     A Plan account is maintained in the name in which a Participant's underlying shares were registered at the time the Participant enrolled in the Plan. Consequently, a certificate for shares will be similarly registered when issued to a Participant. Accordingly, if a Participant is a Beneficial Owner (See Question 5), the certificate will be issued to the banker, broker or nominee in whose name the account is maintained.

26. How does a Participant withdraw from the Plan or sell Plan Shares?

     In order to withdraw from the Plan, you must submit either a properly completed form (one is included on the reverse side of your Plan statement) or a written notice of withdrawal to USX at the office specified in Question 7. The notice must specify that all or a specified part of the whole number of shares in your Plan account is to be issued to you. If a certificate for less than all of the whole number of shares is to be issued, the remaining whole shares credited to the account will be sold and a cash payment for them will be made to you. (Fractional shares will not be issued, but will be sold. See Question 27.)


     You may submit a notice of withdrawal from the Plan at any time. Your notice should be addressed to USX at the office specified in Question 7. Withdrawal will generally be effective on the first business day after receipt of the notice by USX at the office specified in Question 7. However, if such day falls within the period beginning with the ex-dividend date (which is four business days prior to the dividend Record Date until June 5, 1995 when it becomes two days prior to such date) and ending on the Record Date, the withdrawal will be effective within two days after the Record Date. Any dividends paid after withdrawal from the Plan becomes effective will be mailed to you or to your broker, banker or nominee, as the case may be, and any optional cash payment previously sent but not invested as of the effective date will be returned without interest.



     You may request that all of the shares credited to your Plan account be sold. Sales will be made for your account by an independent broker or institution designated by USX, normally within seven business days after receipt by USX of your notice. The period between the time of receipt of notice and the time that proceeds will be sent to you generally should not exceed 15 business days. Brokerage commissions and any applicable taxes on any sale of shares in your Plan account will be deducted from the proceeds of that sale paid to you.



27. What happens to any fractional Plan Share when you direct USX to sell, or otherwise withdraw, all shares from your Plan account?


     Any fractional Plan Share in your Plan account will be aggregated with other fractional shares and sold by USX, and a cash payment will be made for the sale price of such fractional Plan Share less any applicable taxes and brokerage commissions. The net proceeds for any fractional Plan Share, together with any certificates for whole Plan Shares, will be mailed to you.

OTHER INFORMATION

28. Can Participants deposit their registered shares with the Plan?

     You may deposit any Steel Stock certificates in your possession and registered in your name with USX for safekeeping. Shares deposited for safekeeping will be transferred into the name of USX as agent for participants in the Plan and credited to your account under the Plan. Thereafter, the shares will be treated in the same manner as shares purchased through the Plan. This service eliminates the need for safekeeping by you to protect against loss, theft or destruction of stock certificates with respect to your Plan Shares.

29. What are the advantages of utilizing the depositary service of the Plan?

     The Plan's depositary service for the safekeeping of stock certificates offers two significant advantages to you. First, the risk associated with loss of your stock certificates is eliminated. If a stock certificate is lost, stolen, or destroyed no transfer or sale of the shares may take place until a replacement certificate is obtained. This procedure is not always simple and usually results in costs and paperwork both to you and to USX. Second, because shares deposited with the Plan for safekeeping are treated in the same manner as shares purchased through the Plan, they may be sold through the Plan in a convenient and efficient manner.

30. How may Steel Stock certificates be deposited with the Plan?

     If you wish to deposit Steel Stock certificates in the Plan, you must complete and return to USX either a Certificate Deposit Form or the properly completed reverse side of your Plan statement of account together with Steel Stock certificates registered in your name. The certificates should not be signed.

31. What happens to cash dividends paid on shares of Steel Stock deposited with the Plan?

     Cash dividends paid on shares deposited with the Plan will be reinvested automatically in additional shares of Steel Stock.

32. May shares in a Plan account be pledged?

     No. Plan Shares may not be pledged and any such purported pledge shall be void. If you wish to pledge Plan Shares, you must first withdraw such Plan Shares from your Plan account.

33. May a Participant draw checks or drafts on his or her Plan account?

     You will have no right to draw checks or drafts against your Plan account or to give instructions to USX with respect to any shares of Steel Stock or cash held therein except as expressly provided herein.

34. May a Participant transfer all or a part of the Participant's Plan Shares to another person?

     Yes. If you wish to transfer ownership of all or part of your Plan Shares through gift, private sale or otherwise, you may effect transfer by mailing to Shareholder Services at the address in Question 7 a properly executed stock assignment, along with a letter stating your specific instructions regarding the transfer and both an Authorization Form and a Form W-9 (Certification of Taxpayer Identification Number) completed by the transferee. Requests for transfer of Plan Shares are subject to the same requirements as the transfer of Steel Stock certificates, including the requirement of a medallion signature guarantee on the stock assignment. USX will provide you with the appropriate forms upon request. Any Plan Shares so transferred by you will be withdrawn from your account and your account statement will show the number of shares withdrawn. See Questions 35 and 36.

35. When Plan Shares are transferred to another person who wishes to become a Participant in the Plan, will USX issue a stock certificate to the transferee?

     No. USX will retain such shares. An account in the Plan will be opened in the name of the person to whom such shares are transferred, although a signed Authorization Form will be required before the transfer can be effected.

36. How will a transferee be advised of the transfer?

     After the transfer has been made, a transferee of Plan Shares from a Participant will receive a statement showing the number of shares transferred to and held in the transferee's Plan account.

37. What happens when Participants sell or transfer all of the underlying Steel Stock held by them?

     If you dispose of all underlying shares of Steel Stock held by you, the dividends on any Plan Shares will continue to be reinvested until you notify USX that you wish to withdraw or transfer all shares of Steel Stock credited to your Plan account. See Question 26.

38. What happens when Participants sell or transfer some but not all of the underlying Steel Stock held by them?

     If you are reinvesting dividends on all your shares of Steel Stock and you dispose of a portion of the underlying shares of Steel Stock held by you, USX will continue to reinvest the dividends on the remainder of the shares retained by you. If you are reinvesting dividends on only a portion of your shares of Steel Stock and you dispose of some of your shares, USX will continue to reinvest the dividends on your remaining shares up to the number of shares you have designated for participation in the Plan.

39. What happens if USX declares a stock dividend or a stock split?

     Shares of Steel Stock distributed by USX pursuant to a stock dividend or a stock split with respect to Plan Shares will be added to your account.

     Shares distributed pursuant to a stock dividend or a stock split with respect to the underlying shares of Steel Stock held by you will be mailed to you or to your broker, banker or nominee, as the case may be.

40. If USX has a rights offering related to the Steel Stock, how will a Participant's entitlement be computed?

     Your entitlement in a rights offering related to the Steel Stock will be based upon your total holdings of Steel Stock including whole Plan Shares. Rights certificates will be issued for the number of whole shares only, however, and rights based on a fraction of a share credited to your Plan account will be sold for your account and the net proceeds will be invested as an optional cash payment on the next Investment Date.

41. How will a Participant's shares held by USX be voted at shareholders' meetings?

     For each meeting of shareholders, you will receive proxy materials that will enable you to vote, in the aggregate, both the underlying shares of Steel Stock held by you and the whole Plan Shares credited to your Plan account. If you elect, you may vote your shares, including all whole Plan Shares, in person at the shareholders' meeting.

42. What are the responsibilities of USX under the Plan?

     USX (and any other administrator of the Plan) will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death, or any claim with respect to the timing or the price of any purchase or sale. This provision has no effect on a shareholder's right to bring a cause of action under the federal securities laws.

     You should recognize that USX cannot assure you of a profit or protect you against a loss on shares purchased or sold under the Plan.

43. May the Plan be changed or discontinued?

     USX reserves the right, at its sole discretion, to suspend or terminate and to amend and modify the Plan, in all cases effective immediately and at any time, including during the period between a record date and the related Investment Date and during any Pricing Period. You will be notified of any such suspension, termination, amendment or modification. Upon termination of the Plan, except in the circumstances described below, uninvested optional cash payments will be returned, a certificate for whole Plan Shares credited to your Plan account will be issued and a cash payment will be made for any fractional Plan Share credited to your Plan account.

     In the event USX terminates the Plan for the purpose of establishing another dividend reinvestment plan applicable to the Steel Stock, you will be enrolled automatically in such other plan, USX will continue to apply cash dividends in accordance with your Authorization Form under the new plan and shares credited to your Plan account will be credited automatically to such other plan, unless notice is received to the contrary.

     USX reserves the right to terminate any shareholder's participation in the Plan at any time and to establish additional requirements with respect to participation in the Plan by brokers, banks and others acting in a representative capacity on behalf of owners of Steel Stock.

44. How may shareholders obtain answers to other questions regarding the Plan?

     Any additional questions should be addressed to USX at the address listed in the response to Question 7.

45. Who will be responsible for interpreting the Plan?

     USX may adopt rules and regulations to facilitate the administration of the Plan. Any question of interpretation under the Plan will be determined by USX and any such determination will be final.

     The Plan, all related forms and your account shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and cannot be modified orally.

           PRICE RANGE OF STEEL STOCK, DIVIDENDS AND DIVIDEND POLICY

     The Steel Stock is listed on the NYSE and the Chicago and Pacific Stock Exchanges. The following table sets forth the range of high and low sales prices of the Steel Stock on the New York Stock Exchange Composite Tape (the "Composite Tape") for the periods indicated.


                                                                           HIGH     LOW
                                                                           ----     ----
    1993
         First Quarter..................................................   41 1/2   31 1/2
         Second Quarter.................................................   46       35 1/2
         Third Quarter..................................................   40 3/4   27 1/2
         Fourth Quarter.................................................   43 3/8   30 3/8
    1994
         First Quarter..................................................   45 5/8   36 1/8
         Second Quarter.................................................   38 1/2   30 1/4
         Third Quarter..................................................   43       32 7/8
         Fourth Quarter.................................................   42 3/8   32 7/8
    1995
         First Quarter (through February 22)............................   39 1/8   31 5/8



     On February 22, 1995, the reported last sale price of the Steel Stock on the Composite Tape was $34 3/8 per share.


     For the periods indicated, the Board of Directors of USX (the "Board") has declared a dividend each quarter on the Steel Stock of $.25 per share. While the Board does not currently intend to change such dividend rate, it reserves the right to do so at any time and from time to time.

     The Board intends to declare and pay dividends on the Steel Stock based on the financial condition and results of operations of the U.S. Steel Group, although it has no obligation under Delaware law to do so. Dividends on the Steel Stock will be payable when, as and if declared by the Board out of the lesser of (i) the Available Steel Dividend Amount (as defined in the USX Restated Certificate of Incorporation, (hereinafter, the "Certificate of Incorporation") and (ii) legally available funds of USX (as defined under Delaware law). In making its dividend decisions, the Board will rely on the financial statements of the U.S. Steel Group. In determining its dividend policy, the Board will consider, among other things, the long-term earnings and cash flow capabilities of the U.S. Steel Group, as well as the dividend policies of publicly traded steel companies.

                             SPECIAL CONSIDERATIONS

Stockholders of One Company; Financial Impacts from the Marathon Group or the Delhi Group Could Affect the U.S. Steel Group

     Although the financial statements of the U.S. Steel Group, the Marathon Group and the Delhi Group separately report the assets, liabilities (including contingent liabilities) and stockholders' equity of USX attributed to each such Group, such attribution of assets, liabilities (including contingent liabilities) and stockholders' equity among the U.S. Steel Group, the Marathon Group and the Delhi Group for the purpose of preparing their respective financial statements does not affect legal title to such assets or responsibility for such liabilities. Holders of Steel Stock, Marathon Stock and Delhi Stock are holders of common stock of USX, and continue to be subject to all of the risks associated with an investment in USX and all of its businesses and liabilities. Financial impacts arising from the Marathon Group or the Delhi Group that affect the overall cost of USX's capital could affect the results of operations and financial condition of the U.S. Steel Group. In addition, net losses of any Group, as well as dividends and distributions on any class of USX Common Stock or series of preferred stock and repurchases of any class of USX Common Stock or series of preferred stock at prices in excess of par or stated value, will reduce the funds of USX legally available for payment of dividends on all classes of Common Stock. Accordingly, the USX consolidated financial information should be read in connection with the U.S. Steel Group financial information. USX prepares and provides consolidated financial statements, as well as financial statements of the U.S. Steel Group, to the holders of Steel Stock.

  No Rights or Additional Duties With Respect to the Groups; Potential Conflicts

     Holders of Steel Stock, Marathon Stock and Delhi Stock have only the rights of stockholders of USX, and, except under certain limited circumstances, holders of Steel Stock are not provided any rights specifically related to the U.S. Steel Group. In addition, principles of Delaware law established in cases involving differing treatment of classes of capital stock or groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to any group of stockholders.

     The existence of separate classes of Common Stock may give rise to occasions when the interests of holders of Steel Stock, Marathon Stock and Delhi Stock may diverge or appear to diverge. Examples include the exchange of the Steel Stock for Marathon Stock or Delhi Stock at the 10% premium and the exchange of the Delhi Stock for Marathon Stock or Steel Stock at the 10% or 15% premium, as the case may be, the determination of the record date of any such exchange or for the redemption of any Steel Stock or Delhi Stock; the establishing of the date for public announcement of the liquidation of USX; and the commitment of capital among the U.S. Steel Group, the Marathon Group and the Delhi Group. Although USX is not aware of any precedent involving the fiduciary duties of directors of corporations having classes of common stock or separate classes or series of capital stock the rights of which are defined by reference to specified operations of the corporation, under the principles of Delaware law referred to above and the "business judgment rule," absent abuse of discretion, a good faith determination made by a disinterested and adequately informed board with respect to any matter having disparate impacts upon holders of Steel Stock, Marathon Stock or Delhi

Stock would be a defense to any challenge to such determination made by or on behalf of the holders of any class of Common Stock.

     Because the Board owes an equal duty to all stockholders regardless of class, the Board is the appropriate body to deal with these matters. In order to assist the Board in this regard, USX has formulated policies to serve as guidelines for the resolution of matters involving a conflict or a potential conflict, including policies dealing with the payment of dividends, limiting capital investment in the U.S. Steel Group over the long term to its internally generated cash flow, the use of capital generated by the Delhi Group for the expansion of its business, and allocation of corporate expenses and other matters. See "Price Range of Steel Stock, Dividends and Dividend Policy" and "Management and Accounting Policies." The Board has been advised concerning the applicable law relating to the discharge of its fiduciary duties to the common stockholders in the context of the separate classes of Common Stock and has delegated to the Audit Committee of the Board the responsibility to review matters which relate to this subject and report to the Board.

  Limited Separate Voting Rights

     Holders of shares of Steel Stock, Marathon Stock and Delhi Stock vote together as a single class on all matters as to which all USX common stockholders are entitled to vote. Holders of Steel Stock, Marathon Stock or Delhi Stock have no rights to vote on matters as a separate group, except under certain limited circumstances as currently provided under Delaware law. Separate meetings for the holders of each class of Common Stock will not be held. Accordingly, subject to such exceptions, holders of shares of Steel Stock can not bring a proposal to a vote of the holders of Steel Stock only, but are required to bring any proposal to a vote of all holders of capital stock of USX entitled to vote generally (including Marathon Stock and Delhi Stock) voting together as a single class.

     The interests of the holders of the Steel Stock, Marathon Stock and Delhi Stock may diverge or appear to diverge with respect to certain matters as to which such holders are entitled to vote. If, when a stockholder vote is taken on any matter as to which a separate vote by any class would not be required under the Certificate of Incorporation or Delaware law, the holders of one or more classes of Common Stock would have more than the number of votes required to approve any such matter, the holders of that class or classes would be in a position to control the outcome of the vote on such matter. The Certificate of Incorporation provides that neither the increase nor the decrease of the authorized number of shares of any class of Common Stock requires a separate vote of any such class. Thus, it is possible that the holders of a majority of any class or two classes of Common Stock could constitute a majority of the voting power of all classes of Common Stock and approve the increase or decrease of the authorized amount of another class or classes of Common Stock without the approval of the holders of such other class or classes of Common Stock.

     On all matters where the holders of Common Stock vote together as a single class, a share of Marathon Stock will have one vote and each share of Steel Stock and Delhi Stock will have a fluctuating vote per share based on relative time-weighted average ratios of their Market Values. Assuming that the time weighted averages of the Market Values of Steel Stock, Marathon Stock and Delhi Stock were $32, $16 and $9, respectively, the per share voting rights of Steel Stock, Marathon Stock and Delhi Stock would be two votes, one vote and .563 votes per share, respectively. Assuming the Steel Stock, Marathon Stock and Delhi Stock had such per share voting rights and the number of outstanding shares of Steel Stock, Marathon Stock and Delhi Stock had not changed since December 31, 1994, the holders of Steel Stock, Marathon Stock and Delhi Stock would have approximately 34%, 65% and 1%, respectively, of the total voting power of USX.

  Management and Accounting Policies Subject to Change

     Since 1991 USX has applied certain management and accounting policies adopted by the Board and described herein, which policies may be modified or rescinded in the sole discretion of the Board without approval of stockholders, although the Board has no present intention to do so. See "Price Range of Steel Stock, Dividends and Dividend Policy" and "Management and Accounting Policies." The Board may also adopt additional policies depending upon the circumstances. Any determination of the Board of Directors to modify or rescind such policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of Steel Stock, Marathon Stock or Delhi Stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of all stockholders of USX. In addition, generally accepted accounting principles require that any change in accounting policy be preferable (in accordance with such principles) to the policy previously established.

  Limitations on Potential Unsolicited Acquisitions

     If the U.S. Steel Group were a separate company, any person interested in acquiring the U.S. Steel Group without negotiation with management could seek to obtain control of it by means of a tender offer or proxy contest. Because it is not a separate company, any person interested in acquiring only the U.S. Steel Group without negotiation with USX management would be required to seek control of the voting power representing all of the outstanding capital stock of USX entitled to vote on such acquisition, including the Marathon Stock and the Delhi Stock. See "Limited Separate Voting Rights" above.

     Because of fluctuations in the relative Market Values of shares of the three classes of Common Stock, the voting power of a particular stockholder may be increased or decreased from that held at the time the stockholder acquired the stock or from that held at the time of the previous vote. The fluctuating voting powers of the three classes of Common Stock may influence a purchaser interested in acquiring and maintaining control of USX to acquire equivalent holdings in all classes of Common Stock.

  Dividends and Earnings Per Share

     The Board intends to declare and pay dividends on the Steel Stock, Marathon Stock and Delhi Stock based on the financial condition and results of operations of the respective Group, although it has no obligation under Delaware law to do so. Subject to any prior right of the holders of preferred stock, dividends on the Steel Stock will be payable when, as and if declared by the Board out of the lesser of (i) the Available Steel Dividend Amount (as defined in the Certificate of Incorporation) and (ii) legally available funds of USX (as defined under Delaware law). In making its dividend decisions, the Board will rely on the financial statements of the U.S. Steel Group. In determining its dividend policy, the Board will consider, among other things, the long-term earnings and cash flow capabilities of the U.S. Steel Group, as well as the dividend policies of publicly traded steel companies.

     The Available Steel Dividend Amount, which as of December 31, 1994 was at least $2.17 billion, is increased or decreased, as appropriate, to reflect Steel Net Income, dividends, repurchases or issuances with respect to the Steel Stock and preferred stock attributed to the U.S. Steel Group and certain other items. In accordance with the Certificate of Incorporation, the Available Steel Dividend Amount was adjusted in 1992 to eliminate the effect of the recognition of the transition obligation of Statement of Financial Standards ("SFAS") No. 106, "Employer's Accounting for Postretirement Benefits other than Pensions," and the cumulative effect of the adoption of SFAS No. 109, "Accounting for Income Taxes."

     The method of calculating earnings per share for the Steel Stock, the Marathon Stock and the Delhi Stock reflects the Board's intent that the separately reported earnings and surplus of the U.S. Steel Group, the

Marathon Group and the Delhi Group, as determined consistent with the Certificate of Incorporation, are available for payment of dividends on the respective classes of stock, although legally available funds and liquidation preferences of these classes of stock do not necessarily correspond with these amounts. Dividends on all classes of preferred stock and USX Common Stock are limited to legally available funds of USX, which are determined on the basis of the entire Corporation. Distributions on the Steel Stock, the Marathon Stock and the Delhi Stock would be precluded by a failure to pay dividends on any series of preferred stock. Net losses of any group as well as dividends and distributions on any class of Common Stock or series of preferred stock and repurchases of any class of Common Stock or series of preferred stock at prices in excess of par or stated value will reduce the funds of USX legally available for payment of dividends on all classes of Common Stock. Such net losses, dividends, distributions and repurchases related to the Marathon Group and the Delhi Group will not limit the funds available for declaration and payment of dividends on the Steel Stock unless the legally available funds of USX are less than the Available Steel Dividend Amount.

     Under Delaware law, a corporation may declare and pay dividends on its capital stock either (1) out of its surplus or (2) in case there is no surplus, out of its net profits for the year in which the dividend is declared and/or the preceding fiscal year. "Surplus" is the amount by which the total assets of the corporation exceed total liabilities and capital. Capital for USX is the sum of
(a) the aggregate par value of the outstanding shares of Common Stock (equal to $1 per share), (b) the aggregate stated capital of the outstanding shares of Adjustable Rate Preferred Stock ($50 per share) and (c) the aggregate stated capital of the outstanding shares of Convertible Preferred Stock ($1 per share). If the capital of a corporation is diminished by depreciation in the value of its properties, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets, dividends may not be paid out of net profits (that is, pursuant to clause (2) above) until the deficiency in capital shall have been repaired. For purposes of determining surplus, the assets and liabilities of a corporation are to be valued on the basis of market value.

  Potential Effects of Exchange and Redemption of Common Stock

     Under various conditions, the Steel Stock may be exchanged, at USX's option, for shares of Marathon Stock, or if there are no shares of Marathon Stock outstanding, Delhi Stock at a 10% premium, and shares of Delhi Stock may be exchanged, if there are no shares of Marathon Stock outstanding, for shares of Steel Stock, under various conditions, at a 10% premium, and at any time at a 15% premium. Any exchange of Steel Stock for Marathon Stock or Delhi Stock would preclude holders of Steel Stock from retaining their investment in a security reflecting USX's steel and other businesses that constitute the U.S. Steel Group. Any exchange of Delhi Stock for Steel Stock would dilute the interests of holders of Steel Stock.

                       MANAGEMENT AND ACCOUNTING POLICIES

MANAGEMENT POLICIES

     The Board has adopted certain policies with respect to the U.S. Steel Group, the Marathon Group and the Delhi Group, including, without limitation, the intention to: (i) limit capital expenditures of the U.S. Steel Group over the long term to an amount equal to the internally generated cash flow of the U.S. Steel Group, including funds generated by sales of assets of the U.S. Steel Group, (ii) sell assets and provide services among the groups only on an arm's-length basis and (iii) treat funds generated by sale of Steel Stock, Marathon Stock and Delhi Stock and securities convertible into such stock as assets of the respective group and apply such funds to acquire assets or reduce liabilities of the U.S. Steel Group, the Marathon Group, or the Delhi Group, as the case may be.

     The above policies may be modified or rescinded in the sole discretion of the Board without approval of the stockholders, although the Board has no present intention to do so. The Board may also adopt additional policies depending upon the circumstances. Any determination of the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of the separate classes of Common Stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interest of all stockholders of USX.

ACCOUNTING MATTERS AND POLICIES

     USX prepares the U.S. Steel Group, the Marathon Group and the Delhi Group financial statements in accordance with generally accepted accounting principles, and these financial statements, taken together, comprise all of the accounts included in the corresponding consolidated financial statements of USX. The financial statements of the U.S. Steel Group, the Marathon Group and the Delhi Group principally reflect the financial position and results of operations of the businesses included therein. Consistent with the Certificate of Incorporation and related policies, such group financial statements also include portions of USX's corporate assets and liabilities (including contingent liabilities). Principal corporate activities attributed to the groups and reflected in their financial statements include financial activities, corporate general and administrative costs, common stock transactions and income taxes.

     The above policies may be modified or rescinded in the sole discretion of the Board without approval of the stockholders, although the Board has no present intention to do so. The Board may also adopt additional policies depending upon the circumstances. Any determination of the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of the separate classes of Common Stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interest of all stockholders of USX. In addition, generally accepted accounting principles require that any change in an accounting policy be preferable (in accordance with such principles) to the previous policy.

                                 LEGAL OPINIONS

     The validity of the Steel Stock offered hereby will be passed upon for USX by D. D. Sandman, General Counsel and Secretary of USX or by J. A. Hammerschmidt, Assistant General Counsel of USX. Messrs. Sandman and Hammerschmidt, in their respective capacities as General Counsel and Secretary and Assistant General Counsel, are paid salaries by USX and participate in the various employee benefit plans offered to officers of USX generally.

                                    EXPERTS

     The consolidated financial statements of USX, the financial statements of the Marathon Group, the financial statements of the U.S. Steel Group and the financial statements of the Delhi Group as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, incorporated in this Prospectus by reference to USX's Annual Report on Form 10-K for the year ended December 31, 1993, have been so incorporated in reliance on the reports (the report pertaining to the U.S. Steel Group financial statements contains an explanatory paragraph referring to the U.S. Steel Group's involvement in certain contingencies as described in Note 26 to the U.S. Steel Group financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  UNDERWRITERS


    In connection with the administration of the Plan, USX may be requested to approve reinvestment of dividends and optional cash payments in excess of the allowable maximum amounts on behalf of Participants, including those engaged in the securities business. In deciding whether to approve such a request, USX will consider relevant factors including, but not limited to, whether it is then selling authorized but unissued or treasury shares of Steel Stock under the Plan, or acquiring shares for the Plan through open market purchases or privately negotiated transactions, USX's need for additional funds, the attractiveness of obtaining such additional funds by the sale of Steel Stock by comparison to other sources of funds, the Purchase Price likely to apply to any sale of Steel Stock, the Participant submitting the request, the extent and nature of such Participant's prior participation in the Plan, the number of shares of Steel Stock held of record by the Participant submitting the request and the aggregate amount of such reinvested dividends and optional cash payments in excess of the allowable maximum amounts for which requests have been submitted. Persons who acquire shares of Steel Stock through the Plan and resell them shortly after acquiring them, under certain circumstances, may be participating in a distribution of securities that would require compliance with Rule 10b-6 and may be considered to be underwriters within the meaning of the Securities Act of 1933. USX will not extend to any such person any rights or privileges other than those to which it would be entitled as a Participant, nor will USX enter into any agreement with any such person regarding such person's purchase of such shares or any resale or distribution thereof. USX may, however, approve requests for reinvestment of dividends and optional cash payments by such persons in excess of allowable maximum limitations. If such requests are submitted for any Investment Date for an aggregate amount in excess of the amount USX is then willing to accept, USX may honor such requests in order of receipt, pro rata or by any other method which USX determines to be appropriate.

                                    GLOSSARY

"Beneficial Owners" means stockholders who beneficially own shares of Steel Stock that are registered in a name other than their own (for example, in the name of a broker, bank or other nominee).

"Board" means the Board of Directors of USX.

"B/N Form" means a Broker and Nominee form.

"business day" means any day other than a Saturday, Sunday or legal holiday on which the NYSE is closed or a day on which the Plan Administrator is authorized or obligated by law to close.

"Certificate of Incorporation" means the Restated Certificate of Incorporation of USX.

"Commission" means the Securities and Exchange Commission.

"Common Stock" means the three classes of USX Common Stock (Steel Stock, Marathon Stock and Delhi Stock) collectively.

"Delhi Stock" means USX-Delhi Group Common Stock.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Investment Date" means, with respect to Steel Stock acquired directly from USX, the tenth calendar day of each month in a month for which no dividends are paid or the dividend payment date declared by the Board of Directors for a month in which dividends are paid. If such tenth calendar day or the dividend payment date falls on a date when the NYSE is closed, the Investment Date will be the first date following on which the NYSE is open.

"Marathon Stock" means USX-Marathon Group Common Stock.

"NYSE" means the New York Stock Exchange.

"Participant" means an eligible holder of Steel Stock who participates in the Plan and submits a properly completed Authorization Form.

"Participating Shares" means shares of Steel Stock owned by a Participant on the applicable record date as to which such Participant has directed USX to pay the related cash dividends to the Plan Administrator.

"Plan" means the USX-U.S. Steel Group Common Stock Dividend Reinvestment and Stock Purchase Plan.

"Plan Administrator" means a plan administrator that administers the Plan, keeps records, sends statements of account to each Participant and performs other duties related to the Plan. USX currently serves as Plan Administrator of the Plan.

"Plan Shares" means all whole and fractional shares of Steel Stock credited to a Participant's Plan account.

"Pricing Period" means the period encompassing the twelve Trading Days immediately preceding the relevant Investment Date.

"Purchase Price" means with respect to Steel Stock purchased directly from USX, the average of the daily high and low sale prices, computed to three decimal places, of the Steel Stock on the NYSE for the twelve Trading Days immediately preceding the relevant Investment Date and, with respect to open market purchases and privately negotiated transactions, the weighted average purchase price, computed to three decimal places, paid for such Steel Stock by the Plan Administrator, in both cases, minus the appropriate discount.

"Record Date" for dividend months will be established by the Board of Directors. The "Record Date" for non-dividend months will be two (2) business days immediately preceding the first day of the Pricing Period. (See Schedule I).

"Registered Owners" means stockholders whose shares of Steel Stock are registered on the stock transfer book of USX in their own names.

"Request for Waiver" means a written request from a Participant to exceed the $35,000 dividend limitations or the $5,000 monthly optional cash payments limitation.

"Securities Act" means the Securities Act of 1933, as amended.

"Steel Stock" means USX-U.S. Steel Group Common Stock.

"Threshold Price" means the minimum price, if any, established by USX that the average high and low prices of the Steel Stock must equal or exceed during each Trading Day of the Pricing Period for optional cash deposits made pursuant to written Request for Waiver.

"Trading Day" means a day on which trades in Steel Stock are reported on the NYSE.

"USX" means USX Corporation.

"Waiver Discount" means the discount from the market price applicable to optional cash deposits made pursuant to written Requests for Waiver. Such discount will vary between 0 and 3% of the Market Price and may vary each month.

                                                                      SCHEDULE I
                    LIST OF IMPORTANT DATES IN 1995 AND 1996


                  (C)
          THRESHOLD PRICE AND            (D)                    (E)                    (F)                    (G)
          WAIVER DISCOUNT, IF                              OPTIONAL CASH
           ANY, WILL BE SET                                PAYMENTS MUST         PRICING PERIOD
CYCLE             BY:               RECORD DATE:          BE RECEIVED BY:          START DATE:         INVESTMENT DATE:
- ------    -------------------    -------------------    -------------------    -------------------    -------------------
  B       April 18, 1995         April 20, 1995         April 21, 1995         April 24, 1995         May 10, 1995
  A       May 15, 1995           May 17, 1995           May 23, 1995           May 24, 1995           June 12, 1995
  B       June 15, 1995          June 19, 1995          June 20, 1995          June 21, 1995          July 10, 1995
  B       July 19, 1995          July 21, 1995          July 24, 1995          July 25, 1995          August 10, 1995
  A       August 14, 1995        August 16, 1995        August 22, 1995        August 23, 1995        September 11, 1995
  B       September 18, 1995     September 20, 1995     September 21, 1995     September 22, 1995     October 10, 1995
  B       October 19, 1995       October 23, 1995       October 24, 1995       October 25, 1995       November 10, 1995
  A       November 14, 1995      November 16, 1995      November 20, 1995      November 21, 1995      December 11, 1995

  B       December 15, 1995      December 19, 1995      December 20, 1995      December 21, 1995      January 10, 1996
  B       January 19, 1996       January 23, 1996       January 24, 1996       January 25, 1996       February 12, 1996
  A       February 16, 1996      February 21, 1996      February 21, 1996      February 22, 1996      March 11, 1996
  B       March 18, 1996         March 20, 1996         March 21, 1996         March 22, 1996         April 10, 1996
  B       April 18, 1996         April 22, 1996         April 23, 1996         April 24, 1996         May 10, 1996
  A       May 14, 1996           May 16, 1996           May 21, 1996           May 22, 1996           June 10, 1996
  B       June 17, 1996          June 19, 1996          June 20, 1996          June 21, 1996          July 10, 1996
  B       July 19, 1996          July 23, 1996          July 24, 1996          July 25, 1996          August 12, 1996
  A       August 19, 1996        August 21, 1996        August 21, 1996        August 22, 1996        September 10, 1996
  B       September 18, 1996     September 20, 1996     September 23, 1996     September 24, 1996     October 10, 1996
  B       October 18, 1996       October 22, 1996       October 23, 1996       October 24, 1996       November 11, 1996
  A       November 18, 1996      November 20, 1996      November 20, 1996      November 21, 1996      December 10, 1996


- ---------

A.     Investment of optional cash payments and reinvestment of cash dividends.
B.     Investment of optional cash payments only.
C.     The Threshold Price and Waiver Discount (if any) will be established two business days prior to the Record Date.
D.     The Record Date for dividend months (those indicated by the letter "A" in the cycle column) will be established by the Board of Directors.
       The Record Date for non-dividend months (those indicated by the letter "B" in the cycle column) will be two business days immediately preceding the first day of the Pricing Period.
E.     Optional cash payments are due by the last business day prior to commencement of the Pricing Period.
F.     The Pricing Period will be the twelve consecutive Trading Days ending on the Trading Day immediately preceding the
       Investment Date.
G.     The Investment Date will be the dividend payment date during a month in which a cash dividend is paid and in any other month, will be the tenth calendar day of such month, however, if either the dividend payment date or such tenth day falls on a date when the New York Stock Exchange is closed, the Investment Date will be the first day following on which the New York Stock Exchange is open.

                                                                        U.S. EQUITY MARKETS CLOSED
                                                                        ---------------------------
                                                                           1995             1996
                                                                        ----------        ---------
                        New Years Day                                       1/2              1/1
                        Presidents Day                                     2/20             2/19
                        Good Friday                                        4/14              4/5
                        Memorial Day                                       5/29             5/27
                        Independence Day                                    7/4              7/4
                        Labor Day                                           9/4              9/2
                        Thanksgiving                                      11/23             11/28
                        Christmas Day                                     12/25             12/25

                                                                         ANNEX I

                            SUMMARY OF COMMON STOCK

   The following summary is qualified in its entirety by the detailed information appearing elsewhere in, or incorporated by reference in, this Prospectus. Capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Prospectus.

                                                     USX COMMON STOCK
                       ----------------------------------------------------------------------------
                                USX-MARATHON GROUP                    USX-U.S. STEEL GROUP
                                   COMMON STOCK                           COMMON STOCK
                                ------------------                    --------------------
BUSINESS:              Energy business.                       Steel and other businesses.
NUMBER OF SHARES
 OUTSTANDING AS OF
 DECEMBER 31, 1994:    287,185,916                            75,969,771

VOTING RIGHTS:         Except as otherwise described herein,  Except as otherwise described herein,
                       the Marathon Stock will vote as a      the Steel Stock will vote as a single
                       single class with the Steel Stock and  class with the Marathon Stock and the
                       the Delhi Stock. The Marathon Stock    Delhi Stock. Each share of Steel
                       will have one vote per share.          Stock will have a variable number of
                                                              votes based upon the relative Market
                                                              Values of one share of Steel Stock
                                                              and one share of Marathon Stock, and
                                                              may have more than, less than or
                                                              exactly one vote per share.

DIVIDENDS:             Dividends on the Marathon Stock will   Dividends on the Steel Stock will be
                       be paid at the discretion of the       paid at the discretion of the Board
                       Board based primarily upon the         based primarily upon the long-term
                       long-term earnings and cash flow       earnings and cash flow capabilities
                       capabilities of the Marathon Group,    of the U.S. Steel Group, as well as
                       as well as on the dividend policies    on the dividend policies of publicly
                       of publicly traded energy companies.   traded steel companies. Dividends
                       Dividends will be payable out of all   will be payable out of the lesser of
                       funds of USX legally available         (i) all funds of USX legally
                       therefor.                              available therefor and (ii) the
                                                              Available Steel Dividend Amount.

EXCHANGE AND           USX may exchange the Marathon Stock    USX may exchange the Steel Stock for
  REDEMPTION:          for shares of a wholly owned           shares of a wholly owned subsidiary
                       subsidiary that holds all the assets   that holds all the assets and
                       and liabilities of the Marathon        liabilities of the U.S. Steel Group.
                       Group.

                                                              If USX sells all or substantially all
                                                              of the properties and assets of the
                                                              U.S. Steel Group, USX must either:
                                                              (i) pay a special dividend to holders
                                                              of Steel Stock equal to the Net
                                                              Proceeds; or (ii) redeem shares of
                                                              Steel Stock having an aggregate
                                                              Market Value closest to the value of
                                                              the Net Proceeds for an amount equal
                                                              to the Net Proceeds; or (iii)
                                                              exchange each share of Steel Stock
                                                              for a number of shares of Marathon
                                                              Stock equal to 110% of the ratio of
                                                              the Market Values of one share of
                                                              Steel Stock to one share of Marathon
                                                              Stock.

LIQUIDATION:           In the event of the liquidation of     In the event of the liquidation of
                       USX, holders of Marathon Stock will    USX, holders of Steel Stock will
                       share the funds, if any, remaining     share the funds, if any, remaining
                       for distribution to common             for distribution to common
                       stockholders with holders of Steel     stockholders with holders of Marathon
                       Stock and Delhi Stock based upon the   Stock and Delhi Stock based upon the
                       relative market capitalizations of     relative market capitalizations of
                       each.                                  each.

LISTING:               NYSE under the symbol "MRO".           NYSE under the symbol "X".


                                  USX-DELHI GROUP
                                   COMMON STOCK
                                  ---------------
BUSINESS:              Gas gathering and processing
                       business.
NUMBER OF SHARES
 OUTSTANDING AS OF
 DECEMBER 31, 1994:    9,437,891
VOTING RIGHTS:         Except as otherwise described herein,
                       the Delhi Stock will vote as a single
                       class with the Marathon Stock and the
                       Steel Stock. Each share of Delhi
                       Stock will have a variable number of
                       votes based upon the relative Market
                       Values of one share of Delhi Stock
                       and one share of Marathon Stock, and
                       may have more than, less than or
                       exactly one vote per share.
DIVIDENDS:             Dividends on the Delhi Stock will be
                       paid at the discretion of the Board
                       based primarily upon the long-term
                       earnings and cash flow capabilities
                       of the Delhi Group, as well as on the
                       dividend policies of similar publicly
                       traded companies. Dividends will be
                       payable out of the lesser of (i) all
                       funds of USX legally available
                       therefor and (ii) the Available Delhi
                       Dividend Amount.
EXCHANGE AND           The Corporation may exchange the
  REDEMPTION:          Delhi Stock for shares of a wholly
                       owned subsidiary that holds all the
                       assets and liabilities of the Delhi
                       Group.
                       If USX sells all or substantially all
                       of the properties and assets of the
                       Delhi Group, USX must either: (i) pay
                       a special dividend to holders of
                       Delhi Stock equal to the Net
                       Proceeds; or (ii) redeem shares of
                       Delhi Stock having an aggregate
                       Market Value closest to the value of
                       the Net Proceeds for an amount equal
                       to the Net Proceeds; or (iii)
                       exchange each share of Delhi Stock
                       for a number of shares of Marathon
                       Stock or, if no Marathon Stock is
                       outstanding, of Steel Stock, equal to
                       110% of the ratio of the Market
                       Values of one share of Delhi Stock to
                       one share of Marathon Stock or one
                       share of Steel Stock, as the case may
                       be.
                       The Board may, at any time, exchange
                       each outstanding share of Delhi Stock
                       for a number of shares of Marathon
                       Stock or, if there are no shares of
                       Marathon Stock outstanding, Steel
                       Stock equal to 115% of the Market
                       Value of one share of Delhi Stock to
                       one share of Marathon Stock or one
                       share of Steel Stock, as the case may
                       be.
LIQUIDATION:           In the event of the liquidation of
                       USX, holders of Delhi Stock will
                       share the funds, if any, remaining
                       for distribution to common
                       stockholders with holders of Marathon
                       Stock and Steel Stock based upon the
                       relative market capitalizations of
                       each.
LISTING:               NYSE under the symbol "DGP".

                                                      USX CORPORATION
                                                    USX-U.S. Steel Group
                                                        Common Stock
                                                 Dividend Reinvestment and
                                                    Stock Purchase Plan
                                                         Prospectus

                                                     February 23, 1995

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Commission Registration Fee................................................   $24,922
         Stock Exchange Listing Fees................................................    10,500
         Costs of Printing and Engraving............................................    40,000
         Accounting fees and expenses...............................................    10,000
         Miscellaneous Expenses.....................................................     9,578
                                                                                       -------
              Total.................................................................   $95,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article V of the Corporation's By-Laws provides that the Corporation shall indemnify to the fullest extent permitted by law any person who is made or is threatened to be made a party or is involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

     The Corporation is empowered by Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was an officer, employee, agent or director of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Corporation may indemnify any such person against expenses (including attorneys' fees) in an action by or in the right of the Corporation under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the Corporation. To the extent such person is successful on the merits or otherwise in the defense of any action referred to above, the Corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

     Policies of insurance are maintained by the Corporation under which directors and officers of the Corporation are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.


     The Corporation's Certificate of Incorporation provides that no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except
(i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16. EXHIBITS

          4.3      Amended and Restated Rights Agreement (Incorporated by reference to USX's
                   Form 8 Amendment to Form 8-A filed on October 5, 1992 File No. 1-5153)
          5        Opinion of J. A. Hammerschmidt re Legality of Shares*
         23(1)     Consent of Price Waterhouse LLP
         23(2)     Consent of J. A. Hammerschmidt is included in his opinion filed as Exhibit
                   5
         25        Powers of Attorney*

* Previously filed.

ITEM 17. UNDERTAKINGS

a. Undertaking Pursuant to Rule 415.

     USX hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Corporation pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. Undertaking Regarding Documents Subsequently Filed under the Exchange Act.

     USX hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of USX's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Undertaking in Respect of Indemnification.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of USX pursuant to Item 15 above or otherwise, USX has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by USX of expenses incurred or paid by a director, officer or controlling person of USX in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, USX will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, USX certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on February 23, 1995.


                                          USX CORPORATION


                                          By        /s/ LEWIS B. JONES
                                             ----------------------------------
                                                      Lewis B. Jones
                                               Vice President & Comptroller


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on February 23, 1995.


                 SIGNATURE                                          TITLE
                 ---------                                          -----
          * CHARLES A. CORRY                     Chairman Board of Directors,
- --------------------------------------------       Chief Executive Officer and Director
            Charles A. Corry                       (Principal Executive Officer)

          * ROBERT M. HERNANDEZ                  Vice Chairman & Chief Financial Officer
- --------------------------------------------       and Director
            Robert M. Hernandez                    (Principal Financial Officer)

          /s/ LEWIS B. JONES                     Vice President & Comptroller
- --------------------------------------------       (Principal Accounting Officer)
            Lewis B. Jones

          * NEIL A. ARMSTRONG                    Director
- --------------------------------------------
            Neil A. Armstrong

          * VICTOR G. BEGHINI                    Director
- --------------------------------------------
            Victor G. Beghini

                                                 Director
- --------------------------------------------
            Jeanette Grasselli Brown

          * JAMES A. D. GEIER                    Director
- --------------------------------------------
            James A. D. Geier

          * CHARLES R. LEE                       Director
- --------------------------------------------
            Charles R. Lee

          * PAUL E. LEGO                         Director
- --------------------------------------------
            Paul E. Lego

                                                 Director
- --------------------------------------------
            Ray Marshall

          * JOHN F. MCGILLICUDDY                 Director
- --------------------------------------------
            John F. McGillicuddy

                 SIGNATURE                                          TITLE
                 ---------                                          -----
          * JOHN M. RICHMAN                      Director
- --------------------------------------------
            John M. Richman

                                                 Director
- --------------------------------------------
            Seth E. Schofield


          * THOMAS J. USHER                      Director
- --------------------------------------------
            Thomas J. Usher


          * DOUGLAS C. YEARLEY                   Director
- --------------------------------------------
            Douglas C. Yearley


      By  /s/ LEWIS B. JONES
- --------------------------------------------
      Lewis B. Jones, Attorney-in-Fact

     * Signed under powers of attorney

                                 EXHIBIT INDEX

EXHIBIT NO.                                DESCRIPTION
- -----------                                -----------
    4.3       Amended and Restated Rights Agreement (Incorporated by reference to
              USX's Form 8 Amendment to Form 8-A filed on October 5, 1992, File No.
              1-5153)

    5         Opinion of J. A. Hammerschmidt re Legality of Shares*

   23(1)      Consent of Price Waterhouse LLP

   23(2)      Consent of J. A. Hammerschmidt is included in his opinion filed as
              Exhibit 5

   25         Powers of Attorney*

- ---------

* Previously filed